EXHIBIT 5(a)


January 8, 1996


Louisiana Power & Light Company
639 Loyola Avenue
New Orleans, LA  70113

Ladies and Gentlemen:

          I refer to the Registration Statement on Form S-3, including the exhibits thereto, which Louisiana Power & Light Company (the "Company") proposes to file with the Securities and Exchange Commission (the "Commission") on or shortly after the date hereof, for the registration under the Securities Act of 1933, as amended, of $350,000,000 in aggregate principal amount of its Debt Securities (the "Securities") to be issued in one or more new series, and for the qualification under the Trust Indenture Act of 1939, as amended, of the Company's Indenture for Debt Securities, as proposed to be supplemented, under which the Securities are to be issued (the "Indenture"). I advise you that in my opinion:

          (1) The Company is a corporation duly organized and validly existing under the laws of the State of Louisiana.

          (2) All action necessary to make valid and legal the proposed issuance and sale by the Company of the Securities will have been taken when:

                    (a)       the Company's said Registration
          Statement on Form S-3, as it may be amended, shall have become effective in accordance with the applicable provisions of the Securities Act of 1933, as amended, and a supplement or supplements to the prospectus specifying certain details with respect to the offering or offerings of the Securities shall have been filed with the Commission, and the Indenture shall have been qualified under the Trust Indenture Act of 1939, as amended;

                    (b) the related Application-Declaration on Form U-1, File No. 70-8487, as amended, shall have been granted and permitted to become effective with respect to the issuance and sale of the Securities in accordance with an appropriate order or orders of the Commission under the Public Utility Holding Company Act of 1935;

                    (c)       appropriate action shall have been
          taken by the Board of Directors of the Company and/or by the Executive Committee thereof and/or by an Authorized Officer thereof for the purpose of authorizing the consummation of the issuance and sale of the Securities;

                    (d)       the specific terms of each Security
          shall have been determined by supplemental indenture, board resolution or officer's certificate; and

                    (e)       the Securities shall have been
          issued and delivered for the consideration contemplated by, and otherwise in conformity with, the acts, proceedings and documents referred to above.

          (3) When the foregoing steps applicable to the Securities shall have been taken, the Securities will have been legally issued and will be valid and binding obligations of the Company enforceable in accordance with their terms, except as limited by bankruptcy, insolvency, reorganization or other laws affecting the enforcement of mortgagees' and other creditors' rights.

          This opinion does not pass upon the matter of compliance with "blue sky" laws or similar laws relating to the sale or distribution of the Securities by underwriters.

          I am a member of the Louisiana State Bar and do not hold myself out as an expert on the laws of any other state. As to all matters of New York law, I have relied upon an opinion of even date herewith addressed to you by Reid & Priest LLP, counsel to the Company.

          I hereby consent to the use of this opinion as an exhibit to the Company's Registration Statement on Form S-3 and consent to such references to my opinion as may be made in the Registration Statement and in the Prospectus constituting a part thereof.

                              Very truly yours,



                              Laurence M. Hamric
                              General Attorney -
                              Corporate and
                              Securities